Exhibit 10.33

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of March 29, 2016 (the “Effective Date”), by and between Twin River Management Group, Inc., a Delaware corporation (“TRMG”), and Glenn Carlin (“Executive”).

WITNESSETH:

WHEREAS, TRMG is the parent company of UTGR, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company operates the gaming facility doing business as Twin River, located at 100 Twin River Road, Lincoln, Rhode Island (the “Facility”);

WHEREAS, Executive is employed by TRMG; and

WHEREAS, TRMG desires to continue to employ Executive, and Executive desires to continue such employment, upon the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

1.          EMPLOYMENT. TRMG hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive will hold the office of Executive Vice President, Corporate Development and Chief Financial Officer of TRMG (the “Position”) and will report directly to TRMG’s Chief Executive Officer or his designee (the “CEO”).

2.          TERM. The initial term of employment under this Agreement will begin on the Effective Date and will continue until December 31, 2018, subject to prior termination in accordance with the terms hereof (the “Initial Term”). The Initial Term will be automatically extended for successive additional terms of one year first commencing on the day immediately following the end of the Initial Term (each such period, an “Additional Term”), and subsequently on each annual anniversary of the end of an Additional Term, unless either party gives written notice to the other party of non-extension at least 60 days prior to the end of the Initial Term or to the end of the then-applicable Additional Term (the Initial Term and any Additional Term(s), collectively, the “Term”).

3.          COMPENSATION. (a) During the Term, TRMG will pay to Executive, in equal installments in accordance with TRMG’s regular payroll practice, an annual base salary of $525,000, which amount may be reviewed in December of each applicable year at the discretion of the Board of Directors of TRMG or the Board of Directors of Twin River Worldwide Holdings, Inc. (each, as applicable, the “Board”) (as in effect from time to time, the “Base Salary”). If applicable, any adjustment in Executive’s Base Salary will take effect on January 1 of the year immediately following the December salary review period.

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(b)          Executive will be eligible to receive an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Term, based on performance against performance criteria. The performance criteria for any particular calendar year will be approved by the Board. Such performance criteria may, at the discretion of the Board, include factors and considerations not directly related to TRMG’s or the Company’s financial performance. Executive’s Annual Bonus for a calendar year will equal $335,000 if the target levels of performance criteria established by the Board for that year, including financial considerations, and, as applicable, non-financial considerations, are achieved to the satisfaction of the Board, with greater or lesser amounts paid for performance above and below the target level (such greater or lesser amounts to be determined based on criteria or a formula established by the Board), and with no amount payable for performance below a threshold level of performance established by the Board. Executive’s Annual Bonus for a bonus period will be determined by the Board after the end of the applicable bonus period and, if such Annual Bonus is awarded, will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at such time as Annual Bonuses are paid to other senior executives of TRMG generally, but in any event within 30 days following the completion of the audit of the Company’s books and records by the Company’s auditors in respect of such fiscal year; provided that Executive remains employed by TRMG or the Company at the time of payment. Notwithstanding the foregoing, if this Agreement is not renewed or the Term is not extended and Executive is employed by TRMG or the Company on the last day of the then-applicable Term, Executive’s Annual Bonus for the year in which the Term expires will be pro-rated (determined by multiplying the Annual Bonus otherwise payable to Executive for such year by a fraction equal to (i) the number of days Executive was employed by TRMG during the applicable performance period, divided by (ii) the total number of days in the applicable performance period), and in each case will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at such time as Annual Bonuses are paid to other senior executives of TRMG generally.

4.          EXPENSES. (a) TRMG will reimburse Executive, upon presentment of suitable receipts, vouchers and completed expense reports, for all reasonable business expenses which may be incurred by Executive in connection with his employment hereunder during the Term in accordance with TRMG policy. Executive will comply with such restrictions and will keep such records as TRMG may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the “Code”).

(b)          The parties acknowledge that Executive’s job responsibilities require living accommodations in close proximity to the Facility. As such, during the Term (and prior to any relocation of Executive’s permanent residence to the vicinity of the Facility), unless and until TRMG has provided Executive with three months’ prior written notice of cessation (an “Apartment Cessation Notice”), TRMG will provide Executive with an unfurnished apartment in the vicinity of the Facility (the “Apartment”), the aggregate value of which will be approximately $3,000 per month, including utility costs (as determined by the CEO or the Chairman of the Board (the “Chairman”)). The Apartment will be (i) in close proximity to the Facility; (ii) for the convenience of TRMG and the Company; and (iii) required as a condition of employment. Executive will vacate the Apartment upon the earlier of (1) the three- month anniversary of TRMG’s delivery to Executive of an Apartment Cessation Notice, (2) the 30th day following Executive’s termination of employment, or (3) the 30th day following the end of the Term; provided that Executive will be responsible for any and all costs and expenses incurred by the Company Group (as herein defined) if Executive fails to vacate the Apartment in accordance herewith. During the Term and while Executive retains the Apartment, TRMG will reimburse Executive for reasonable travel costs incurred by Executive between the Apartment and his home in New York by Amtrak or Acela; provided that (A) all such reimbursement will be provided only in accordance with Section 4(a) and (B) no reimbursement will be provided for meals during Executive’s travel unless such meals are otherwise reimbursable in accordance with TRMG policy and Section 4(a). In the event that, during the Term, Executive relocates his primary residence from New York to the vicinity of the Facility, TRMG will reimburse Executive, in accordance with Section 4(a), for the reasonable cost (as determined by the CEO or the Chairman) of the transport of Executive’s household goods from Executive’s prior permanent residence in New York to his new permanent residence in the vicinity of the Facility.

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5.          OTHER BENEFITS. During the Term, Executive will be eligible for five weeks of paid vacation per full calendar year (pro-rated for partial years during the Term), and will be eligible to participate in such benefit plans and arrangements and to receive any other benefits customarily provided by TRMG to its management personnel (the “Benefit Plans”). Unused vacation in any calendar year may not be carried over to any subsequent calendar year (or partial portions thereof).

6.          DUTIES. (a) Executive will perform such duties and functions as the CEO may assign to him, consistent with his Position, including any duties or functions with or for any member of the Company Group. Executive will comply in the performance of his duties with the policies of TRMG and the Company.

(b)          During the Term, Executive will devote all of his business time and attention to the business of TRMG and the Company, as necessary to fulfill his duties; provided that the foregoing will not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, subject to the approval of the Board, other for-profit companies; (ii) participating in charitable, civic, educational, professional, community or industry affairs; (iii) managing Executive’s passive personal investments; and (iv) serving on the board of directors of FelCor Lodging Trust, so long as all such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c)          Executive will perform the duties assigned to him with fidelity and to the best of his ability.

(d)          Executive agrees that, at all times during the Term, he will obtain and maintain, in full force and effect, any and all licenses, permits and work authorizations in respect of the Facility that may be required by any government authority or agency to enable him to properly work and perform the duties of his Position.

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7.          TERMINATION OF EMPLOYMENT: EFFECT OF TERMINATION OF EMPLOYMENT. (a) Executive’s employment hereunder will terminate upon the first to occur of the following:

(i)          in accordance with the terms of Section 7(f) upon written notice to Executive upon the determination by TRMG that Executive’s employment will be terminated for any reason which would not constitute Justifiable Cause (as herein defined);

(ii)         upon written notice to Executive upon the determination by TRMG that there is Justifiable Cause for such termination;

(iii)        automatically upon the death of Executive;

(iv)        in accordance with the terms of Section 7(e) upon the Disability (as herein defined) of Executive;

(v)         in accordance with the terms of Section 7(f) upon Executive’s notice to TRMG of Executive’s determination to voluntarily terminate his employment for Good Reason (as herein defined); or

(vi)        upon 30 days’ prior written notice by Executive to TRMG of Executive’s voluntary termination of employment without Good Reason.

(b)          For the purposes of this Agreement:

(i)          “Change-In-Control” means a Change in Control pursuant to the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan (as in effect as of the Effective Date).

(ii)         “Disability” means the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material and essential functions of his duties for a period exceeding a total of 13 weeks (whether or not consecutive) in any 12-month period, as reasonably determined by TRMG in good faith, with a reasonable accommodation (as defined under applicable law).

(iii)        “Good Reason” means, without Executive’s consent,

(1)         a material diminution in Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives of TRMG in substantially the same proportion;

(2)         a material diminution in Executive’s responsibilities to the Company (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or

(3)         a relocation of Executive’s principal place of employment such that the distance between Executive’s primary residence as of such relocation and Executive’s principal place of employment is increased by more than 50 miles;

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provided, however, that the foregoing conditions will constitute Good Reason only if (A) Executive provides written notice to TRMG within 45 days of the initial existence of the condition(s) constituting Good Reason and (B) both TRMG and the Company fail to cure such condition(s) within 60 days after receipt from Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition six months following the initial existence of such condition;

(iv)        “Justifiable Cause” means:

(1)         Executive’s continued failure or refusal to perform his duties pursuant to this Agreement after notice from TRMG which, if curable, is not cured within ten business days of Executive’s receipt of written notice thereof from TRMG;

(2)         Executive’s material breach of this Agreement which, if curable, is not cured within ten business days of Executive’s receipt of written notice thereof from TRMG;

(3)         Executive’s indictment for, conviction of or plea of guilty or nolo contendere to any crime involving moral turpitude or any felony;

(4)         Executive’s performance of any act, or his failure to act, which constitutes, in the reasonable good faith determination of TRMG, dishonesty or fraud, including misappropriation of funds or a misrepresentation of the operating results or financial condition of TRMG or the Company to the Board or to any executive of TRMG or the Company;

(5)         Executive’s illegal use of controlled substances;

(6)         the revocation, loss, or non-renewal of Executive’s personal gaming license; or

(7)         any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties; and

(c)          Upon termination of Executive’s employment by TRMG for Justifiable Cause, Executive will not be entitled to any amounts or benefits hereunder, other than such unpaid portion of Executive’s Base Salary and reimbursement of expenses pursuant to Section 4 as have been accrued through the date of his termination of employment, which amounts will be paid as soon as reasonably practicable following the termination date (collectively, the “Accrued Amounts”).

(d)          If Executive should die during the Term, this Agreement will terminate immediately. In such event, Executive’s estate will thereupon be entitled to receive (i) any Accrued Amounts and (ii) a pro-rata portion of the Annual Bonus (determined by multiplying the Annual Bonus otherwise payable to Executive for the year in which his termination of employment occurred by a fraction equal to (1) the number of days Executive was employed by TRMG during the applicable performance period, divided by (2) the total number of days in the applicable performance period), payable when Annual Bonuses for the applicable performance period are paid to other senior executives of TRMG generally, but in no event later than 2½ months following the calendar year of Executive’s termination (a “Pro-Rata Bonus”). Executive’s estate also will be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.

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(e)          Upon a finding by TRMG of Executive’s Disability in accordance with Section 7(b), TRMG will have the right to terminate Executive’s employment. Any termination of Executive’s employment pursuant to this Section 7(e) will be effective on the date 30 days after the date on which TRMG notifies Executive of TRMG’s election to terminate. In such event, Executive will thereupon be entitled to receive any Accrued Amounts and a Pro-Rata Bonus for the year in which his termination of employment occurred. Executive will also be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.

(f)          (i)          Termination Without Justifiable Cause or for Good Reason. Except as otherwise set forth in Section 7(f)(ii), in the event that Executive’s employment is terminated during the Term by (1) TRMG without Justifiable Cause (other than due to Executive’s death or Disability) or (2) Executive for Good Reason, in addition to any Accrued Amounts, subject to Section 7(f)(iii), (A) Executive will be entitled to receive, to the extent earned but not yet paid, Executive’s Annual Bonus for the year prior to the year in which his termination of employment occurred (which, for purposes of this Section 7(f)(i), will be deemed to be earned if Executive remained employed by TRMG through the end of the fiscal year to which such Annual Bonus relates); (B) Executive will be entitled to receive a Pro-Rata Bonus for the year in which his termination of employment occurred; and (C) TRMG will continue to pay Executive his Base Salary for the longer of (y) the amount of time remaining in the Term and (z) 12 months (such longer period, the “Severance Period”). In addition, during the Severance Period, Executive will continue to be eligible to participate in TRMG’s group health and dental plans at active employee rates (any such period of additional coverage will not count against the period of time Executive is eligible to receive continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), provided that such medical and dental coverage and participation is permitted under the terms of the applicable plans. If such coverage is not permitted under the terms of the applicable plans and Executive elects COBRA continuation coverage, TRMG will pay Executive’s COBRA premiums until such time as Executive ceases to be eligible for, or no longer elects, COBRA continuation coverage (but in no event longer than the end of the Severance Period). The payments and benefits set forth in this Section 7(f)(i) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any accrued amounts or benefits payable under the Benefit Plans).

(ii)         Change-In-Control. In the event that, during the Term and within 12 months following a Change-In-Control, Executive’s employment is terminated by (1) TRMG without Justifiable Cause (other than due to Executive’s death or Disability) or (2) Executive for Good Reason, subject to Section 7(f)(iii). Executive will be entitled to all the payments and benefits set forth in Section 7(f)(i), except that the Severance Period will instead equal the greater of (A) the amount of time remaining in the Term and (B) 24 months. The payments and benefits set forth in this Section 7(f)(ii) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any accrued amounts or benefits payable under the Benefit Plans).

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(iii)        Release Requirement. The payments and benefits payable pursuant to Section 7(f)(i) or 7(f)(ii), as applicable, other than any Accrued Amounts, are collectively referred to as the “Severance Payments.” Notwithstanding anything herein to the contrary, TRMG’s obligation to make or pay any portion of any Severance Payment is conditional upon (1) within 60 days following Executive’s termination of employment, Executive delivering to TRMG a valid and effective separation and general release agreement in favor of TRMG and the Company, waiving all claims against TRMG and the Company, in a form and substance acceptable to TRMG and the Company, with all periods for revocation therein having expired; and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12. Subject to the preceding sentence, any Severance Payments due hereunder, other than any Pro-Rata Bonus, will commence with TRMG’s first regularly scheduled payroll date upon or following the 60th day after Executive’s termination of employment (the “Severance Payment Commencement Date”), with any such Severance Payments that would otherwise have been payable prior to the Severance Payment Commencement Date but for this sentence instead being accumulated (without interest) and paid on the Severance Payment Commencement Date.

(g)          Upon Executive’s voluntary termination of his employment hereunder without Good Reason, or in the event that Executive’s employment is terminated upon or following the expiration of the Term, this Agreement (subject to Section 25) will terminate. Executive will be entitled to (i) any Accrued Amounts and (ii) continue to participate in the Benefit Plans to the extent participation by former employees is required by law, with the expense of such participation to be as specified in such plans for former employees. Executive will also be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.

(h)          Upon TRMG giving notice of termination pursuant to Section 7(a)(i), 7(a)(ii) or 7(a)(iii) or Executive giving notice of termination pursuant to Section 7(a)(v) or 7(a)(vi), TRMG may require that Executive immediately leave TRMG’s and the Company’s premises and cease reporting to work, but such requirement will not affect the effective date of termination of employment or any other amounts payable pursuant to this Section 7.

(i)           Following the termination of Executive’s employment for any reason, if and to the extent requested by the Board, Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and all other offices and positions Executive holds with the Company Group; provided, however, that if Executive refuses to tender Executive’s resignation after the Board has made such request, then the Board will be empowered to remove Executive from such offices and positions.

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8.          REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or hindering the performance of his duties hereunder.

9.          NON-COMPETITION. (a) In view of the unique and valuable services expected to be rendered by Executive to TRMG and the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of TRMG and the Company and in consideration of the compensation to be received hereunder, Executive agrees that, during his employment by TRMG and during the longer of (i) any applicable Severance Period or (ii) 12 months following termination of Executive’s employment for any reason (as applicable, the “Non-Competition Period”), Executive will not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person or entity, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person or entity engaged in the business of owning, operating, or managing any gaming, gambling, pari-mutuel, wagering, thoroughbred or dog racing, video lottery terminal, or lottery-related enterprise or facility or any additional business activities undertaken by TRMG or the Company (or any of their subsidiaries) or proposed to be undertaken by TRMG or the Company (or any of their subsidiaries) and related services (collectively, the “Company Business”) anywhere in the states of Connecticut, Colorado, Rhode Island, New Hampshire, Mississippi or Massachusetts, or within 100 miles of any location or facility where TRMG or the Company (or any of their subsidiaries) is engaged in or undertaking, or proposing to engage in or undertake, any Company Business; provided, however, that nothing herein will prevent Executive from working in a banking institution so long as Executive does not render any advice to a person or entity with respect to any asset-based transactions, including acquisition financing, project-based financing and developmental loans, in each case, as it relates to the Company Business. The record or beneficial ownership by Executive of up to 1% of any class of securities of any corporation whose securities are publicly traded on a national securities exchange or in the over-the-counter market will not of itself constitute a breach hereunder.

(b)          Executive will not, directly or indirectly, during his employment by TRMG or during the Non-Competition Period, alone, or in association with any other person or entity, request or cause any suppliers or customers with whom TRMG, the Company, their parent(s), subsidiaries or affiliates (collectively, the “Company Group”) has a business relationship, to cancel or terminate any such business relationship with any member of the Company Group or solicit, interfere with, entice from or hire from any member of the Company Group any employee or other service provider (or former employee or other former service provider) of any member of the Company Group.

(c)          At no time after the termination of Executive’s employment for any reason will Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives. At no time after the termination of Executive’s employment for any reason will TRMG, by press release or other formally released announcement, make any disparaging statements about Executive. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including depositions in connection with such proceedings) will not be subject to this Section 9(c).

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(d)          If any portion of the restrictions set forth in this Section 9 is, for any reason whatsoever, declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions will not thereby be adversely affected.

(e)          Executive acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of reasonableness or the breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court will deem reasonable.

(f)          The existence of any claim or cause of action by Executive against TRMG, the Company or any other member of the Company Group will not constitute a defense to the enforcement by the Company Group of the foregoing restrictive covenants, but such claim or cause of action will be litigated separately.

10.         INVENTIONS AND DISCOVERIES. (a) Executive will promptly and fully disclose to TRMG and the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of TRMG or the Company) during the Term, solely or jointly with others or relating to any current or proposed business or activities of the Company Group known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively, the “Subject Matter”).

(b)          Executive hereby assigns and transfers, and agrees to assign and transfer, to TRMG all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to TRMG any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in TRMG. Executive will assist TRMG in obtaining such trademarks, copyrights or patents during the Term, and any time thereafter, on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that, following the Non-Competition Period, Executive will be reasonably compensated for his time and reimbursed for his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.

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11.         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Executive will not, during the Term, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be disclosed, other than as is required in the regular and proper course of his duties hereunder (including required disclosures to TRMG’s advisors and consultants) or as is required by law (in which case Executive will give TRMG prior written notice of such required disclosure as soon as possible and will make the most minimal disclosure required), or with the prior written consent of the Board, to any person, firm, corporation or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment with the Company Group, relating to the Company Group, any client of the Company Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing. Such confidential information will include proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists, patron data and any other documents embodying such confidential information. This confidentiality obligation will not apply to any confidential information which becomes publicly available from sources unrelated to the Company Group and without Executive’s direct or indirect involvement.

(b)          All information and documents relating to the Company Group as hereinabove described (or other business affairs) will be the exclusive property of the Company Group, and Executive will use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with TRMG, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control will be returned and left with TRMG.

12.         SPECIFIC PERFORMANCE. Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), TRMG and each other member of the Company Group will have, in addition to, and not in lieu of, any other rights and remedies available under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy. Notwithstanding the foregoing, nothing herein will constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred. Executive will, and TRMG may, inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment (or, in TRMG’s case, at any time thereafter).

13.         INDEMNIFICATION. During Executive’s employment by TRMG, Executive will be indemnified and held harmless for his activities as a director and officer, as applicable, to the full extent provided under the Certificate of Incorporation and/or By-Laws of TRMG.

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14.         LIABILITY INSURANCE. During Executive’s employment by TRMG, TRMG will cover Executive under directors’ and officers’ liability insurance in the same amount and to the same extent as TRMG covers its other directors and executive employees.

15.         AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement will be valid unless made in writing and signed by both of the parties hereto.

16.         GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Rhode Island applicable to agreements made and to be performed therein. The parties hereto consent to the exclusive jurisdiction of all state and federal courts located in Providence, Rhode Island, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the employment relationship. Each of the parties agrees that a final and non-appealable judgment in any action so brought will be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in law or in equity. Each party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (b) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 9, 10, 11 or 12 will be subject to the limitations in this Section 16.

17.         SEVERABILITY. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect.

18.         WITHHOLDING. TRMG and/or the Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted, or as otherwise authorized by Executive in writing.

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19.         SECTION 409A. The Parties intend that any amounts payable under this Agreement, and TRMG’s, the Company’s and Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code (“Section 409A”). To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company Group, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by TRMG), the payment will be paid to Executive on the earlier of the six-month anniversary of his date of termination or on the date of his death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six-month anniversary of Executive’s date of termination or on the date of his death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement will be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. § 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. §§ 1.409A-1 through A-6. With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by TRMG or the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in- kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement (including Section 4(b)).

20.         ADDITIONAL COMPANY COVENANTS. TRMG will use commercially reasonable efforts to seek shareholder approval of the Payments (as herein defined) provided for in this Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code so as to exempt the Payments from any Excise Tax (as herein defined), but only in the event that Executive first unconditionally waives his right to receive or retain such Payments. For purposes of this Section 20: (a) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax and (b) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise. The parties hereto agree to work in good faith in order to mitigate the potential impact of the Excise Tax on Executive, including entering into all acceptable non-competition agreements. Subject to the foregoing provisions of this Section 20, in the event that TRMG determines (after consulting with an independent accounting or compensation consulting company) that any Payment would subject Executive to the Excise Tax, then the Payments will be reduced to the extent necessary so that no portion thereof is subject to the Excise Tax.

21.         NOTICES. All notices and other communications required or permitted hereunder will be in writing and will be deemed given when delivered (a) personally, (b) by registered or certified mail, postage prepaid with return receipt requested, (c) by facsimile with evidence of completed transmission, or (d) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

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If to the Company:	Twin River Management Group, Inc. 100 Twin River Road Lincoln, RI 02865 Fax: 401-727-4770

If to Executive:	Executive’s most recent home address, as set forth in the employment records of TRMG

22.         COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a party’s signature will be sufficient to bind such party.

23.         WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same party.

24.         ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof (including any employment agreement previously entered into by TRMG and/or the Company (or any of their respective predecessors) and Executive). This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive will not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of TRMG. It is intended that Sections 9, 10, 11 and 12 benefit each of TRMG, the Company and each other member of the Company Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11 and 12 and is deemed to be an intended third-party beneficiary of this Agreement.

25.         SURVIVAL. The obligations of any of the parties under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement (including those under Sections 9, 10, 11 and 12) will survive any termination or expiration of this Agreement.

26.         FURTHER ASSURANCES. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

27.         CONSTRUCTION OF AGREEMENT. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement. The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

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28.         HEADINGS. The Section headings appearing in this Agreement are for the purposes of easy reference and will not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date.

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/George Papanier	Date:	April 11	, 2016

Name:	George Papanier

Title:	Chief Executive Officer

/s/Glenn Carlin		Date:	April 11	, 2016
GLENN CARLIN

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